NEWS RELEASE                                                       Exhibit 99.1
Cone Mills Corporation
Greensboro, NC 27415




                                                          For Immediate Release
Contact:
Gary L. Smith                                             W. Scott Wenhold
Executive Vice President and CFO                          Treasurer
336.379.6220                                              336.379.6220



           Cone Chairman Responds to Actions by Director Marc Kozberg

Greensboro, NC - August 11, 2003. - Cone Mills Corporation (NYSE:COE). John Bakane, Chairman, President and Ceo of Cone Mills Corporation, issued the following statement in response to recent actions by Director Marc Kozberg:
"Cone Director Marc Kozberg and his so-called "Shareholders' Committee" filed a pointless lawsuit against Cone on August 8, 2003 asking the court to call an Annual Meeting of Shareholders, when a meeting had already been called for September 25, 2003. Cone considers this action to be solely to gain publicity for Mr. Kozberg and his group. Mr. Kozberg is soliciting proxies to elect their own nominees at the meeting.

"It appears to me that Mr. Kozberg enjoys lighting fires so that he can take credit for putting them out.

|X| Mr. Kozberg filed a lawsuit demanding that an Annual Shareholders Meeting be set long after the meeting date was set and the record date established by Cone Mills in compliance with its bylaws.

|X| Mr. Kozberg says he tried to buy the Company a few years ago - but the offer was based upon Cone Mills financing a buyout of its own shares! The Company has always been open to any proposals Mr. Kozberg wants to make, but he has never shown us the money. Furthermore, his advisors have consistently refused to execute confidentiality agreements, a prerequisite mandated by the federal securities laws to any discussion of nonpublic information.

|X| Mr. Kozberg has criticized our failure to recapitalize the Company but vehemently opposed a timely January 2003 recapitalization offer by a distinguished textile investor. His advice has consistently been that the Company should extend its present debt facilities and do nothing else. He now criticizes us for paying the costs of extending our debt facilities.

|X| Mr. Kozberg has talked about good governance but has missed two thirds of our regularly scheduled quarterly Board meetings this year, including one devoted to board nominees and governance, and one devoted to recapitalization.

|X| Mr. Kozberg knows how important credibility is in the textile industry but his press grandstanding always generates more work for us in soothing employee, customer, vendor and creditor concerns.
                                    - more -

|X| The last person Mr. Kozberg recommended as a member of the Cone Board, who was accepted by the Board in good faith, resigned from the Board by reason of an indictment for violation of the federal securities laws and, in fact, will begin serving a federal prison term in the near future.

|X| Mr. Kozberg claims to be a stickler for SEC disclosure. However, special counsel retained by Cone's Audit Committee concluded that Mr. Kozberg has repeatedly failed to file certain reports required to be filed with the SEC with respect to Cone stock beneficially owned by him. These failures to file violate federal securities regulations and Cone's Standards of Business Conduct to which all Cone directors are subject.

"Our Board has worked tirelessly to act in the best interests of Cone and all of its constituents, and it will continue to do so.

"Finally, Mr. Kozberg has stated that `Our committee has been rebuffed at every attempt to assist Cone Mills'. The primary "assistance" he has offered is that we put members of his group and their affiliates on the corporate payroll as advisors. We believe our financial advisor, Jefferies & Company, Inc., to be highly competent, very professional, nationally recognized for their experience, knowledge and ability, and vastly superior to Mr. Kozberg's henchmen."

Founded in 1891, Cone Mills Corporation, headquartered in Greensboro, NC, is the world's largest producer of denim fabrics and one of the largest commission printer of home furnishings fabrics in North America. Manufacturing facilities are located in North Carolina and South Carolina, with a joint venture plant in Coahuila Mexico.

     The matters  disclosed in the  foregoing  release  include  forward-looking statements within the meaning of the federal securities laws. These statements represent Cone's current judgment on the future and are subject to risks and uncertainties that could cause actual results to differ materially. These forward-looking statements include statements relating to our anticipated financial performance and business prospects. These forward-looking statements speak only as of the date stated and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, even if experience or future events make it clear that any expected results expressed or implied by these forward-looking statements will not be realized. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these expectations may not prove to be correct or we may not achieve the financial results, savings or other benefits anticipated in the forward-looking statements. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties, some of which may be beyond our control, that could cause actual results to differ materially from those suggested by the forward-looking statements. Such factors include, without limitation:

     o the demand for textile products, including Cone's products, will vary with the U.S. and world business cycles, imbalances between consumer demand and inventories of retailers and manufacturers and changes in fashion trends,

     o the highly competitive nature of the textile industry and the possible effects of reduced import protection, free-trade initiatives and retaliatory measures in trade disputes,

     o the unpredictability of the cost and availability of cotton, Cone's principal raw material, and other manufacturing costs,

     o Cone's relationships with Levi Strauss as its major customer including its sourcing practices,

     o Cone's ability to attract and maintain adequate capital to meet its debt maturities and to fund operations and strategic initiatives,

     o    increases in prevailing interest rates,

     o Cone's ability to complete an acceptable recapitalization transaction that will enable it to refinance its existing debt and to expand its denim manufacturing in low-cost countries, and

     o the effect on Cone's sales and markets of events such as the events of September 11, 2001.

For a further description of these risks, see Cone's 2002 Form 10-K, "Item 1. Business -Competition, - Raw Materials and - Customers" and "Item 7.
Management's Discussion and Analysis of Results of Operations and Financial Condition - Overview." Other risks and uncertainties may be described from time to time in Cone's other reports and filings with the Securities and Exchange Commission.

http://www.cone.com        - end -